Filed Pursuant to Rule 433

Registration No. 333-248209

February 8, 2021

Pricing Term Sheet

Kennametal Inc.

$300,000,000 2.800% Senior Notes due 2031

Issuer:	Kennametal Inc.

Format:	SEC Registered

Principal Amount	$300,000,000

Security Type:	Senior Notes

Maturity Date:	March 1, 2031

Coupon:	2.800%

Price to Public:	99.939%

Yield to Maturity:	2.807%

Benchmark Treasury:	0.875% U.S. Treasury due November 15, 2030

Spread to Benchmark Treasury:	T+165 bps

Benchmark Treasury Price and Yield:	97-13; 1.157%

Net Proceeds to Issuer (after deducting underwriting discounts/commissions but before estimated offering expenses):	$297,867,000

Use of Proceeds:	Repayment or redemption of outstanding 3.875% Senior Notes due 2022 and for general corporate purposes.

Interest Payment Dates:	March 1 and September 1, beginning on September 1, 2021

Optional Redemption:	The notes will be redeemable at the Issuer’s option at any time, in whole or in part. If the notes are redeemed before the date that is three months prior to maturity, the redemption price will equal the greater of par or the make—whole (Treasury Rate plus 25 bps), in each case plus accrued and unpaid interest to the redemption date.

If the notes are redeemed on or after the date that is three months prior to maturity, the redemption price will equal par, plus accrued and unpaid interest to the redemption date.

Trade Date:	February 8, 2021

Settlement Date*:	February 23, 2021

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	489170 AF7 / US489170AF77

Expected Ratings**:	Baa3 (Stable) Moody’s Investors Service, Inc.
BBB (Negative) Standard & Poor’s Ratings Services
BBB (Negative) Fitch Ratings Ltd.

Joint Bookrunners:	BofA Securities, Inc.
J.P. Morgan Securities LLC

Passive Joint Bookrunning Manager:	PNC Capital Markets LLC

Senior Co-Managers:	Citizens Capital Markets, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.

Co-Managers:	ING Financial Markets LLC
HSBC Securities (USA) Inc.
Commerz Markets LLC
U.S. Bancorp Investments, Inc.

*

Note: It is expected that delivery of the notes will be made to investors on or about February 23, 2021, which will be the tenth business day following the date hereof (such settlement cycle being referred to as ‘‘T+10’’). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or on the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or on the next seven succeeding business days should consult their own advisors.

**

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement and other documents the issuer has filed with the SEC and incorporated by reference in the prospectus and preliminary prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by emailing BofA Securities, Inc. at dg.prospectus_requests@bofa.com or by mailing J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling: 1-866-803-9204.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Kennametal Inc. on February 8, 2021 relating to its prospectus dated August 20, 2020.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.